A complete decentralized computing platform and app ecosystem Muneeb Ali, CEO of Blockstack PBC

Disclaimer LEGAL DISCLAIMER This presentation contains statements about Stacks tokens, a cryptographic asset being developed by Blockstack Token LLC. Nothing in this presentation should be viewed as an offer or sale of Stacks tokens or securities. No money or other consideration is being solicited with respect to any current or future public offering of securities, and if sent in response for such an offering, will not be accepted. No such offer to buy securities can be accepted and no part of the purchase price in any such offering can be received until an offering statement is qualified under Regulation A pursuant to the Securities Act of 1933, as amended by the U.S. Securities and Exchange Commission (the “SEC”), or a registration statement is declared effective by the SEC. In any such future and potential offering, any offer made pursuant to an offering statement may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date, and an indication of interest made by a prospective investor in any such offering is non-binding and involves no obligation or commitment of any kind. Any offer to buy securities will be made only pursuant to an offering statement filed with the SEC, and this presentation does not relate to any such offering statement or any offering. SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “is designed to,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this presentation include, but are not limited to, statements about: Blockstack’s plans for developing the Blockstack network and ecosystem, and the evolution and future of computing. We cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Welcome to Decentralized Computing muneeb@blockstack.com

What is Blockstack’s history?

Milestones

Blockstack History

Blockstack founded at Princeton

Y Combinator graduation & USV seed backing

3 Peer-reviewed research publications

$4M Series A

$50M Token Sale

Today

2013 2014 2015 2016 2017 2018 2019

Decentralized Identity System Launch

Blockstack Browser Development Begins

Blockstack Developer Platform

Blockstack Browser & Gaia Release

Stacks Blockchain Testnet

iOS & Android SDK

Multiplayer Storage & Stacks Wallet Launch

Stacks Blockchain Launch

App Mining Pilot

Smart contracts

iOS & Android Auth

VM prototype

Research & Development

Blockstack Welcome to Decentralized Computing muneeb@blockstack.com

Initial funding to complete R&D infrastructure phase & $55M+ raised from industry-leading investors. Albert Wenger (USV) Barry Silbert (DCG) Blockchain Capital Compound David Lee Digital Currency Group Dorm Room Fund Eric Kagan Foundation Capital Fred Wilson (USV) Kal Vepuri Kevin Rose Knox Massey Lux Capital Meg Nakamura Michael Arrington Michael Yavonditte Mihir Nanavati Mo ElBibany Naval Ravikant NEST Qasar Younis Rising Tide Shana Fisher (3KVC) SV Angel Union Square Ventures Version One Ventures Y Combinator 800+ more Welcome to Decentralized Computing muneeb@blockstack.com

Where is Blockstack today?

65 Developer Teams 2000 Developers Have launched production apps on our Have attended our global hackathons and infrastructure in the past 5 months meetups in the past 2 months Welcome to Decentralized Computing muneeb@blockstack.com

After 4 years of R&D, we've shipped v1 of our decentralized computing platform

Blockchain
Stacks

Performant and secure consensus based on Tunable Proof-of-Work.

Shipped 2018

Dev tools
Blockstack.js

Abstracts the complex blockchain stuff and makes app development fast/easy

Shipped 2017

File storage
Gaia

Decentralized, encrypted, and user-controlled cloud storage for Blockstack apps.

Shipped 2017

Auth
Blockstack Auth

Universal, password-less login for all Blockstack apps.

Shipped 2017

App funding
App mining

Automated app ranking and rewards for bootstrapping quality app development

Shipped 2018

Discovery
Blockstack Browser

Desktop and mobile launchpad for discovering apps and using authentication.

Shipped 2017

Smart contracts
Launching Q2

Provably secure LISP smart contracts language. Will enable marketplaces and financial apps.

Launching Q2

Mining
Tunable Proof-of-Work

Incentivizing blockchain security and performance through Tunable Proof-of-Work.

Compliant launch

Blockstack Welcome to Decentralized Computing muneeb@blockstack.com

Who is the team behind Blockstack?

Founded by Princeton Computer Scientists 2 scientists with Presidential Career Awards 13,000+ research citations among whitepaper authors Research published at USENIX ATC, DCCl Years of deep systems R&D foundation distributed for a solid Nominated by Princeton for SIGCOMM dissertation award Board: Mongo DB (IPO), Twilio (IPO), Etsy (IPO) Welcome to Decentralized Computing muneeb@blockstack.com

Distributed systems & server virtualization Developer education and open-source development User experience, UI design, and adoption/retention Experts in building, launching, and growing products Building and testing smart contracts Cryptocurrency mining Welcome to Decentralized Computing muneeb@blockstack.com

Compliant token offering including the US market in pipeline. We believe competitive compliance advantage is a Fully audited financials and reporting. Fund structure allowed institutional investors to participate. Welcome to Decentralized Computing muneeb@blockstack.com

What types of projects are developers building on Blockstack?

We make building blockchain apps really easy for devs We abstract the Blockchain complexity so app developers can focus on building great apps: 1. 2. 3. Keep auth and smart contracts on-chain Keep encrypted data off-chain Wrap everything in an easy JavaScript API Welcome to Decentralized Computing muneeb@blockstack.com

Blockstack is rethinking Dev teams are rethinking applications cloud era cloud era infrastructure Welcome to Decentralized Computing muneeb@blockstack.com

Why are developers choosing Blockstack?

Blockstack is leading the way to a decentralized computing era Welcome to Decentralized Computing muneeb@blockstack.com

App Mining, an app growth engine, is accelerating developer adoption We worked with Princeton and NYU game-theorists to build funding mechanism to incentivize app developers and catalyze an app-quality flywheel. Only $100K flowing through pilot (10x increase soon). Welcome to Decentralized Computing muneeb@blockstack.com

How does Blockstack compare to other projects?

Our approach: Minimal logic on-chain for scaling and security Many projects are trying to build a world computer: All state, compute, and storage on-chain. This is extremely hard/potentially impossible. The Blockstack team has wisely chosen a full stack approach with minimal logic on no scaling or security concerns the blockchain and with in sight. Welcome to Decentralized Computing muneeb@blockstack.com

Our approach: Minimal logic on-chain for scaling and security Welcome to Decentralized Computing muneeb@blockstack.com

How will Stacks tokens be used in the ecosystem?

Stacks token: Fuel for a new economy Stacks are consumed as “fuel” to register digital assets and smart contracts. Stacks are the basic economic unit enabling ecosystem members to transact and align incentives. Register digital identities Trade/transfer digital assets Register apps Charge customers for subscriptions Create app tokens and appchains Create in-app digital assets Receive mining rewards Form mining pools/instruments Monetize data storage Monetize new infrastructure Treasury to support protocol development Capital investment Staking to support apps Welcome to Decentralized Computing muneeb@blockstack.com

Tunable Proof of Work The Stacks blockchain uses a novel Tunable PoW consensus mechanism to bootstrap the initial blockchain when hash power is low. which We reuse has power of existing cryptocurrency to build a chain provides early security and reliability for the network. Stacks Chain Burn Chain Welcome to Decentralized Computing muneeb@blockstack.com

How is the Blockstack community growing?

Engagement in the developer community is accelerating 2,375 Developers attended our recent Decentralizing the World tour which included 47+ meetups internationally and 3 larger events in Hong Kong, London, and New York City. Welcome to Decentralized Computing muneeb@blockstack.com

We’re growing our global presence, especially in Asia We’re working with local partners to increase our community in the region. We are hosting more meetups, attending developer managers. events, and hiring local community 10 Events a Month 60 New Events 1,452 Attendees Ecosystem Partners Spartan Group New Internet Labs Welcome to Decentralized Computing muneeb@blockstack.com

People are noticing the ugly underbelly of the cloud era — there is light above the clouds. Blockstack is leading the evolution to decentralized computing. Muneeb Ali, CEO of Blockstack PBC